UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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GenCorp Inc.

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P O Box 13222 Sacramento CA 95813-6000
March 20, 2006
Dear Fellow Employees and Shareholders:
As you know, three nominees will be elected to GenCorp’s Board of Directors at the Annual Meeting of Shareholders on March 31, 2006.
Our Board has nominated three highly qualified and experienced Directors who are committed to the pursuit of shareholder value. It is very important that you vote your shares in favor of our nominees.
A dissident shareholder, Pirate Capital, has proposed in our opinion a less experienced slate of hand-picked nominees, including two investment bankers and a 27 year-old financial analyst employed by Pirate. None of these nominees has indicated any experience serving on a public company’s board of directors and none has indicated any aerospace and defense experience.
Our senior management has met several times with Pirate to understand their concerns. However, Pirate has never expressed, and has acknowledged that it does not have, any specific plans for improving shareholder value.
In contrast, GenCorp does have a clear strategy and the market has recognized our efforts; GenCorp’s stock price has more than tripled over the last three years.
We believe GenCorp has taken numerous steps to enhance shareholder value, including:
•	Building Aerojet into one of our country’s mission-critical suppliers of defense and space products;
•	Taking the right actions to unlock the value of our real estate assets;
•	Divesting the automotive and fine chemicals businesses; and
•	Reducing risks and uncertainties by resolving historical liabilities.
We are now a more focused company, concentrating on our two core businesses, Aerojet and Real Estate, which we believe are positioned for continued success.
As your current and former presidents, we urge you to support our Board’s nominees: Frank Balotti, Gary Cooper and Steve Rothmeier. We believe voting for these nominees will best protect your personal and financial investment in Aerojet and GenCorp.
More complete information about the election and nominees will be mailed to your home. Additionally, you can view the Company’s shareholder presentation that discusses the election and our nominees on the investor relations page of the GenCorp web site (www.GenCorp.com). Please take some time to look at these materials. We think it will help make your choice clear and easy.
Your vote is important, no matter how many shares you own. You may be able to vote by telephone or by the Internet — simply follow the easy instructions on the WHITE proxy card that you receive from the Company. Please also note that, even if you have previously returned a green proxy card, you have every legal right to change your vote – only your latest-dated proxy counts. Vote your shares soon so that they may be counted at the March 31, 2006 Annual Meeting of Shareholders.
Sincerely,

J. Scott Neish	Michael F. Martin
President – Aerojet	Vice President – GenCorp